ASSET PURCHASE AGREEMENT

                 BETWEEN

       MULTIMEDIA CABLEVISION, INC.

                   AND

         COX COMMUNICATIONS, INC.

           Dated July 22, 1999




             Table of Contents
                                                     Page

ARTICLE I.    Sale of Assets and Terms of Payment. . . 1
                1.1  Transfer of Assets.. . . . . . . .1
                1.2  Excluded Assets. . . . . . . . . .2
                1.3  Liabilities. . . . . . . . . . . .2
                1.4  Consideration. . . . . . . . . . .4
                1.5  Manner of Payment. . . . . . . . .4
                1.6  Adjustments. . . . . . . . . . . .4

ARTICLE II.   The Closing. . . . . . . .. . . . . . . .6
                2.1  Time and Place of Closing. . . . .6
                2.2  Deliveries by Multimedia.. . . . .6
                2.3  Deliveries by Buyer. . . . . . . .6

ARTICLE III.  Representations and Warranties of
                Multimedia. . . . . . . . . . . . . . .7
                3.1  Organization; Qualification. . . .7
                3.2  Authority Relative to this
                        Agreement.. . . . . . . . . . .7
                3.3  System Information.. . . . . . . .7
                3.4  Financial Statements.. . . . . . .8
                3.5  Business Since the Balance
                        Sheet Date. . . . . . . . . . .8
                3.6  Undisclosed Liabilities. . . . . .8
                3.7  No Defaults. . . . . . . . . . . .9
                3.8  No Material Misstatements. . . . .9
                3.9  Governmental Permits.. . . . . . .9
                3.10 Condition and Adequacy of the
                        Assets. . . . . . . . . . . . 10
                3.11  Accounts Receivable.. . . . . . 10
                3.12  Contracts.. . . . . . . . . . . 10
                3.13  Title.. . . . . . . . . . . . . 10
                3.14  Intellectual Property.. . . . . 11
                3.15  Litigation and Compliance with
                        Laws. . . . . . . . . . . . . 11
                3.16  Employees.. . . . . . . . . . . 11
                3.17  Taxes.. . . . . . . . . . . . . 12
                3.18  Instruments of Conveyance;
                        Good Title. . . . . . . . . . 12
                3.19  Changes.. . . . . . . . . . . . 12
                3.20  Broker. . . . . . . . . . . . . 12
                3.21  Real Property.. . . . . . . . . 13
                3.22  Environment.. . . . . . . . . . 13
                3.23  Mid-Kansas Stock. . . . . . . . 13
                3.24  Competitive Activity. . . . . . 14
                3.25  Employee Benefit Plans. . . . . 14
                3.26  Transactions with Affiliates. . 15
                3.27  Bonds; Letters of Credit. . . . 15

ARTICLE IV.  Representations and Warranties of Buyer. 15
                4.1  Organization.. . . . . . . . . . 15
                4.2  Authority Relative to this
                        Agreement. . . . . . . . . . .15
                4.3  No Defaults. . . . . . . . . . . 15
                4.4  Brokers. . . . . . . . . . . . . 15

ARTICLE V.  Covenants of Multimedia Pending the
                        Closing Date. . . . . . . . . 16
                5.1  Maintenance of Business. . . . . 16
                5.2  Organization.. . . . . . . . . . 16
                5.3  Access to Facilities, Files
                        and Records. . . . . . . . .  16
                5.4  Representations and Warranties.. 17
                5.5  Corporate Action.. . . . . . . . 17
                5.6  Consents.. . . . . . . . . . . . 17
                5.7  Confidential Information.. . . . 18
                5.8  Consummation of Agreement. . . . 18
                5.9  Notice of Proceedings. . . . . . 18
                5.10  Hart-Scott-Rodino Act.. . . . . 18
                5.11  Control of the Systems. . . . . 19
                5.12  Interim Financial Statements. . 19
                5.13  Governmental Filings. . . . . . 19
                5.14  Change in Control Plan. . . . . 19

ARTICLE VI.  Covenants of Buyer Pending the Closing
                        Date. . . . . . . . . . . . . 19
                6.1  Representations and Warranties.. 20
                6.2  Corporate Action.. . . . . . . . 20
                6.3  Confidential Information.. . . . 20
                6.4  Consummation of Agreement. . . . 20
                6.5  Notice of Proceedings. . . . . . 20
                6.6  Hart-Scott-Rodino Act. . . . . . 20
                6.7  Consents.. . . . . . . . . . . . 21

ARTICLE VII.  Conditions to the Obligations of
                        Multimedia. . . . . . . . . . 21
                7.1  Representations, Warranties,
                        Covenants. . . . . . . . . . .21
                7.2  Proceedings. . . . . . . . . . . 21
                7.3  Hart-Scott-Rodino. . . . . . . . 22
                7.4  Franchises.. . . . . . . . . . . 22
                7.5  Consents.. . . . . . . . . . . . 22
                7.6  Discharge of Bonds, etc. . . . . 22

ARTICLE VIII.  Conditions to the Obligations of Buyer.22
                8.1  Representations, Warranties,
                        Covenants. . . . . . . . . . .23
                8.2  Proceedings. . . . . . . . . . . 23
                8.3  Hart-Scott-Rodino. . . . . . . . 23
                8.4  EBS's. . . . . . . . . . . . . . 24
                8.5  Changes. . . . . . . . . . . . . 24
                8.6  Franchises.. . . . . . . . . . . 24
                8.7  Consents.. . . . . . . . . . . . 24

ARTICLE IX.  Indemnification. . . . . . . . . . . . . 24
                9.1  Survival; Limitations. . . . . . 24
                9.2  Indemnification. . . . . . . . . 25
                9.3  Indemnification of Multimedia. . 26
                9.4  Notice of Claims.. . . . . . . . 26
                9.5  Defense of Third Party Claims. . 26
                9.6  Known Matters. . . . . . . . . . 27

ARTICLE X.  Miscellaneous Provisions. . . . . . . . . 27
                10.1  Risk of Loss. . . . . . . . . . 27
                10.2  Abandonment of Agreement. . . . 27
                10.3  Liabilities Upon Abandonment. . 28
                10.4  Expenses. . . . . . . . . . . . 28
                10.5  Environmental Reports.. . . . . 29
                10.6  Schedules.. . . . . . . . . . . 29
                10.7  Employees and Employee Benefits 30
                10.8  Portal Space. . . . . . . . . . 31
                10.9  Further Assurances, Consents
                        and Post Closing Matters. . . 32
                10.10  Allocation of Purchase Price.. 32
                10.11  Waiver of Compliance.. . . . . 32
                10.12  Notices. . . . . . . . . . . . 32
                10.13  Assignment.. . . . . . . . . . 33
                10.15  Bulk Sales Law.. . . . . . . . 34
                10.16  Public Announcements.. . . . . 34
                10.17  No Third Party Rights. . . . . 34
                10.18  Waiver of Jury Trial.. . . . . 34
                10.19  Counterparts.. . . . . . . . . 34
                10.20  Closing with Fewer than 100%
                        of Franchise Consents.. . . . 35
                10.21 Board Approvals.. . . . . . . . 35
                10.22     Alternative Structure.. . . 35
                10.23     Non-Solicitation. . . . . . 36
                10.24  Entire Agreement; Amendments.. 37

Schedules

Schedule 1.6     Adjustments for Closing EBS's
Schedule 3.3(a)  System Information:  EBS's and Operational Matters
Schedule 3.3(b)  System Rates for Classes of Service
Schedule 3.3(c)  Franchise Fees and Notifications of Adjustments to
                        Franchise Fees
Schedule 3.4     GAAP Exceptions
Schedule 3.5     Changes Since the Balance Sheet
Schedule 3.9     Governmental Permits
Schedule 3.10    Shared Fiber Facilities
Schedule 3.12    Certain Contracts; Non-Compliance with Contracts
Schedule 3.13(a) Owned Real Property
Schedule 3.13(b) Leased Real Property
Schedule 3.13(d) Rights to Purchase Assets
Schedule 3.14    Intellectual Property Notices
Schedule 3.15    Litigation and Compliance with Laws
Schedule 3.16    Employees; Salaries; Union Representation
Schedule 3.17    Tax Matters
Schedule 3.19    Changes
Schedule 3.22    Environmental Matters
Schedule 3.24    Competitive Activity
Schedule 3.25    Employee Benefit Plans
Schedule 3.26    Transactions with Affiliates
Schedule 3.27    Bonds; Letters of Credit
Schedule 5.1     Capital Expenditures
Schedule 7.5     Contract Consents
Schedule 10.7(a) Employees
Schedule 10.7(b) Change in Control Plan Participants


Exhibits

Exhibit 1.3      Change in Control Plan
Exhibit 1.4      Form of Deposit Escrow Agreement

              ASSET PURCHASE AGREEMENT


THIS ASSET PURCHASE AGREEMENT ("Agreement") is dated as of July 22, 1999, and is between Multimedia
Cablevision, Inc., a South Carolina corporation
("Multimedia''), and Cox Communications, Inc., a Delaware corporation ("Buyer").

Multimedia owns and operates cable television systems ("Systems") in Kansas, North Carolina and Oklahoma that are identified on Schedule 3.3(a) ("Business"). Multimedia desires to sell and Buyer desires to purchase substantially all of the asset related to the Business as a going concern. Based upon the representations and warranties made by each party to the other in this Agreement, the parties have agreed to consummate the sale of the Business on the terms contained herein.

ARTICLE I.  Sale of Assets and Terms of Payment.

1.1  Transfer of Assets.

   Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 2.1 hereof) Multimedia will sell, convey or cause to be conveyed, and deliver to Buyer, and Buyer will purchase and accept from Multimedia, substantially all of the assets and properties of Multimedia, tangible or intangible, of every kind and description primarily used or held for use by Multimedia in connection with the Business as a going concern (all such assets being referred to herein as the "Assets"), but excluding the Excluded Assets described in Section 1.2 below. The Assets include without limitation the following:

   (a) Multimedia's tangible personal property, assets and equipment relating to the Business;

   (b) all written or oral contracts or arrangements providing for the provision of cable television and related cable services, re-transmission consent agreements, pole line agreements, underground conduit agreements, crossing agreements, multiple dwelling, bulk billing and commercial service agreements, advertising agreements, software license agreements
        (including without limitation for general ledger, accounts payable and customer service and billing services), agreements for the lease or exchange of cable/fiber capacity and all other agreements and documents that relate to the Business (other than Governmental Permits), and which are in effect on the date hereof, or which are entered into by Multimedia between the date hereof and the Closing Date in compliance with the provisions of this Agreement (which are referred to collectively as "Contracts");

   (c) 1000 shares of stock of Mid-Kansas, Inc., a Kansas corporation (the "Shares");

   (d) all franchises, approvals, authorizations, permits, licenses, easements, registrations, qualifications, variances and similar rights obtained from any governmental authority authorizing, permitting or governing the provision of cable television and telecommunications services, including all amendments thereto and renewals or modifications thereof in compliance with this Agreement ("Governmental Permits");

   (e) all subscriber and advertiser lists, patents, copyrights, and other similar intangible rights and interests (other than Contracts and Governmental Permits) owned by Multimedia and used in the Business ("Intellectual
        Property");

   (f) all of Multimedia's accounts receivable arising out of the Business ("Accounts Receivable");

   (g) all of Multimedia's owned real property and leaseholds described in Schedule 3.13(a) and
        Schedule 3.13(b);

   (h) all of Multimedia's files and other records relating to the Business; and

   (i) all of Multimedia's going concern value of the Business.

1.2  Excluded Assets.

   The following assets relating to the Business shall be retained by Multimedia and shall not be sold, assigned or transferred to Buyer (the ''Excluded Assets"):

   (a) claims by Multimedia with respect to (i) the Excluded Assets and (ii) liabilities not assumed by Buyer; including without limitation claims for tax refunds and counterclaims with respect to obligations and liabilities not being assumed by Buyer hereunder;

   (b)  all contracts of insurance;

   (c)  all employee benefits plans of any nature;

   (d)  cash on hand and in banks and other cash items;

   (e) all tangible personal property of Multimedia disposed of or consumed in the ordinary course of business as permitted under Section 5.1 below or with the consent of Buyer between the date of this Agreement and the Adjustment Time;

   (f)  subject to Section 10.9 below, the names
        Multimedia Cablevision, Multimedia, or any variant thereof and any associated trademarks, logos, tradenames or similar marks;

   (g) all files relating to the Business that are located at Gannett Co., Inc.'s corporate headquarters, subject to Buyer's access pursuant to Section
        5.3;

   (h)  all cable programming services agreements; and

   (i) any property of Multimedia not primarily used in the Business.

1.3  Liabilities.

   (a) The Assets shall be sold and conveyed to Buyer free and clear of all liabilities, obligations, liens, security interests and encumbrances, except for liens for taxes not yet due and payable, except that Buyer shall assume, discharge and perform the following liabilities:

        (i)  Multimedia's obligations to subscribers
             of the Business for (A) subscriber
             deposits held by Multimedia as of the
             Adjustment Time to the extent included
             as current liabilities for purposes of
             Section 1.6 and which are refundable;
             (B) subscriber, advertising and other
             advance payments held by Multimedia as
             of the Adjustment Time for services to
             be rendered by a System after the
             Adjustment Time to the extent included
             as current liabilities for purposes of
             Section 1.6; and (C) the delivery of cable service to subscribers of the Business after the Closing Date;

        (ii) obligations accruing and relating to periods after the Adjustment Time and arising out of Buyer's ownership of the Assets or operation of the Systems after the Adjustment Time, including without limitation under the Contracts and
             Governmental Permits, except to the
             extent such obligations or liabilities relate to Excluded Assets;

        (iii)Multimedia's obligations under the
             change in control plan attached hereto as
             Exhibit 1.3 (the "Change in Control
             Plan") of up to $4.0 million;

        (iv) all liabilities of the Business reflected on the Closing Date Balance Sheet to the extent reflected in current liabilities for purposes of Section 1.6;

        (v)  all liabilities related to capital
             expenditures incurred in accordance with
             Section 5.1;

        (vi) except for matters specified in Section
             1.3(b) below, all liabilities and
             obligations incurred in the ordinary
             course of the Business and, subject to
             Section 10.6, disclosed to Buyer in the
             Post-Signing Schedules; and

        (vii)the bonds, guaranties and letters of credit set forth on Schedule 3.27, other than the Telesynergy letter of credit, except to the extent that Buyer provides substitutes for any such bond, guaranty or letter of credit and a release of Multimedia's
             (including any of its affiliates) obligations thereunder, each in form and substance acceptable to Multimedia.

   (b) Buyer does not assume and will not be liable for any of the following liabilities or obligations of
        Multimedia:

        (i) any liability or obligation related to the Excluded Assets;

        (ii) any liability to any of Multimedia's employees of any nature whatsoever related to the period prior to the Adjustment Time, including under any employee benefits plan of any nature
             (except as otherwise provided for in
             Sections 1.3(a) and 10.7, or as included as a current liability pursuant to Section
             1.6(a));

        (iii)any liability arising out of any termination by Multimedia of the employment of any employee or the engagement of any consultant of Multimedia prior to the Adjustment Time, or who retired prior to or on the Closing Date;

        (iv) any liability under any litigation, proceeding or claim of any nature related to the Business brought by any person or entity with respect to the period of time prior to or on the Closing Date, whether or not such litigation, proceeding or claim is pending, threatened or asserted before or on the Closing Date;

        (v)  any liability for any taxes owed by
             Multimedia with respect to the Business
             or the Assets prior to the Adjustment
             Time; or

        (vi) any liability or obligation owed by Multimedia or any of its affiliates to any broker or finder in connection with this Agreement or the transactions contemplated hereby.

1.4  Consideration.

   (a) Subject to the conditions contained in this Agreement, and in consideration of the sale of the Assets, Buyer will pay on the Closing Date the sum of $2.7 Billion
Dollars (the "Purchase Price"), subject to adjustment pursuant to Section 1.6 below.

   (b) Upon receipt of the approval of the Boards of Directors of Multimedia, Gannett Co., Inc. and Buyer, Buyer shall deliver to a bank or other financial institution acceptable to the parties, as escrow agent under a deposit escrow agreement in substantially the form attached hereto as Exhibit 1.4 (the "Escrow Agreement"), a deposit (the "Deposit") consisting of cash in the amount of $27 million. The Deposit will be invested as provided in the Escrow Agreement. The Escrow Agreement shall provide that interest shall be paid to Buyer on a monthly basis as it accrues in the escrow account. The Deposit with accrued interest thereon shall be returned to Buyer in the event this Agreement is terminated, unless Multimedia terminates this Agreement pursuant to Section 10.2(b) or Section 10.2(d) due to Buyer's material breach of this Agreement, which shall be the only basis upon which the Deposit will be forfeited by Buyer.
1.5  Manner of Payment.

   The Purchase Price, as adjusted pursuant to Section 1.6 below, shall be paid to Multimedia in immediately available funds by wire transfer on the Closing Date. Any undistributed, accrued interest on the Deposit shall be paid to Buyer on the Closing Date as provided in the Escrow Agreement.
1.6  Adjustments.

   (a) The parties acknowledge and agree that the Purchase Price reflects the financial condition of the Business as described in the financial statements described in Section 3.4 below. If on the Closing Date the Business's current liabilities exceed current assets by more than $6,912,000 the Purchase
Price will be reduced by such excess. If current assets plus $6,912,000 exceed current liabilities, then the Purchase Price will be increased by such excess. The calculations described above are referred to herein as the "Balance Sheet Test." For purposes of this Agreement, "current assets" means all current assets of the Business as of the Adjustment Time, determined in accordance with generally accepted accounting principles
("GAAP") consistently applied; provided, however, that (i) current assets shall not include cash or cash equivalents, any amounts in respect of Excluded Assets, accruals for federal, state or local taxes (including the current portion of deferred income taxes) and any intercompany receivables from any affiliates of Multimedia, and (ii) current assets shall include capital expenditures incurred after the date hereof and through the Closing Date in accordance with Section 5.1; and (iii) current assets shall include 92.8% of the face amount of subscriber and advertising accounts receivable of the Business without regard to the allowance for doubtful accounts balance.
For purposes of this Agreement "current liabilities" means all current liabilities of the Business as of the Adjustment Time, determined in accordance with GAAP consistently applied;
provided, however, that accrued vacation, accrued subscriber rebates, refundable subscriber deposits, paid-in-advance subscriber liabilities, pre-paid advertising and all current and non-current deferred income for programming launch supports
(whether or not required to be treated by GAAP) will be included in current liabilities, and federal, state and local taxes payable, intercompany payables to any affiliate of Multimedia and any liabilities related to Employee Plans and Compensation Arrangements will be excluded from current liabilities. All federal, state and local deferred taxes on income through the Closing Date, including interest and penalties, and all intercompany and affiliate receivables or liabilities and all long-term liabilities and capital leases will be treated as shareholders' equity and will be excluded from the Balance Sheet Test and will not be assumed by Buyer.

   (b) The Purchase Price shall be adjusted for the total number of the Systems' EBS's as of the Adjustment Time, as provided in Schedule 1.6.

   (c)  On the third business day preceding the Closing
Date, to the extent practicable, the adjustments provided in this
Section 1.6 shall be made to the Purchase Price on the basis of the then most recently available financial statements of the Business, which shall be reflected on a preliminary balance sheet ("Preliminary Balance Sheet") prepared by Multimedia. Within
120 days after the Closing Date, Multimedia will prepare an adjusted balance sheet ("Closing Date Balance Sheet") of the Business as of the Adjustment Time, reflecting the adjustments provided in this Section 1.6 and showing the recalculation of adjustments reflected on the Preliminary Balance Sheet. Within 180 days after the Closing Date, final adjustments pursuant to this Section 1.6 and any required refund or payment shall be made on the basis of the Closing Date Balance Sheet. If any dispute arises over the amount to be refunded or paid, such refund or payment shall nonetheless be promptly made to the extent such amount is not in dispute. If any such dispute cannot be resolved by the parties, it shall be referred to a mutually satisfactory independent public accounting firm of national stature which has not been employed by either party for the two years preceding the Closing Date. The determination of such firm shall be conclusive and binding on each party. The fees of such firm shall be shared equally by each party. For purposes hereof, "Adjustment Time" means 12:01 a.m. Eastern Time on the Closing Date.

ARTICLE II.  The Closing.

2.1  Time and Place of Closing.

   The closing (the "Closing") of the sale and purchase of the Assets shall be held at the offices of Dow, Lohnes & Albertson, PLLC, 1200 New Hampshire Avenue, N.W., Suite
800, Washington, D.C. 20036 at 10:00 a.m., local time, on the date specified in accordance with the immediately following sentence by Buyer by notice to Multimedia after all of the conditions to closing set forth in Articles VII and VIII have been satisfied or waived (the "Closing Date"). The parties agree that upon satisfaction of the conditions in Sections 7.3, 7.4, 8.3 and 8.6, the Closing Date shall be scheduled for the fifth business day thereafter, provided the occurrence of the Closing shall be subject to the satisfaction of all the conditions in Articles VII and VIII.

2.2  Deliveries by Multimedia.

    At the Closing, Multimedia will deliver to Buyer the following, each of which shall be in form and substance satisfactory to both parties:

   (a) bills of sale, deeds, assignments and other instruments of transfer and conveyance transferring and assigning the Assets to Buyer;

   (b) certificates representing the Shares and instruments of transfer and conveyance transferring and assigning the Shares to Buyer;

   (c) any consents to assignment from third parties obtained by Multimedia relating to the Material
        Contracts listed on Schedule 7.5 and
        Governmental Permits requiring such consent that are designated with an "*" on Schedule 3.9 hereto, as well as any other consents obtained by Multimedia;

   (d)  receipt for the Purchase Price;

   (e) certificate, dated the Closing Date, of the Secretary of Multimedia and Gannett Co., Inc.
        ("Gannett") as to resolutions of the Boards of Directors of Multimedia and Gannett relating to this Agreement and the transactions contemplated hereby;

   (f) certificate of an officer of Multimedia certifying the fulfillment of the conditions set forth in Sections 8.1(a) and 8.1(b) below; and

   (g) duly executed UCC-3 termination statements, mortgage releases and such other release and termination instruments as Buyer shall reasonably request to release any liabilities, obligations, liens, security interests and encumbrances, except for liens for taxes not yet due and payable, from the Assets transferred to Buyer at Closing.

2.3  Deliveries by Buyer.

   At the Closing, Buyer will deliver to Multimedia the following, each of which shall be in form and substance satisfactory to both parties:

   (a) funds equal to the Purchase Price as adjusted, and in such manner as described in Section 1.5 above;

   (b) an assumption agreement pursuant to which Buyer shall assume Multimedia's liabilities and obligations as provided in Section 1.3(a) hereof;

   (c) certificate, dated the Closing Date, of the Secretary of Buyer and Buyer's parent company as to resolutions of the Board of Directors of Buyer and Buyer's parent company relating to this Agreement and the transactions contemplated hereby;

   (d) certificate of an officer of Buyer certifying the fulfillment of the conditions set forth in Sections
        7.1(a) and 7.1(b) below; and

   (e) evidence that the Buyer has provided bonds, guaranties or letters of credit in substitution for Multimedia's obligations listed in Schedule 3.27 and a release of Multimedia's (including any of its affiliates) obligations thereunder.

ARTICLE III.  Representations and Warranties of Multimedia.

   Multimedia represents and warrants to Buyer as follows:

3.1  Organization; Qualification.

   Multimedia is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina and is qualified to do business in Kansas, North Carolina, and Oklahoma. Multimedia has the full power and authority to own and operate the Assets and carry on the operations of the Business as such operations are now being conducted.

3.2  Authority Relative to this Agreement.

   Multimedia has the full corporate power, authority and legal right to execute and deliver this Agreement and to consummate the transactions and perform its obligations as contemplated hereby. Subject to Multimedia's obtaining the approval of its and Gannett Co., Inc.'s Boards of Directors, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and shareholder action and this Agreement has been duly and validly executed and delivered by Multimedia and constitutes a legal, valid and binding obligation of Multimedia enforceable against Multimedia in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or similar law affecting the rights or creditors generally.

3.3  System Information.

   (a) With respect to the Systems, Schedule 3.3(a) sets forth as of June 27, 1999 for each System: (i) the approximate number of miles of completed operational trunk and distribution cable or fiber plant; (ii) the approximate number of homes passed;
(iii) the number of currently fully operational channels;
(iv) the approximate number of EBS's as of June 27, 1999,
(v) all stations and signals carried and channel position for each signal and station, (vi) the existing towers that are used by Multimedia currently and that Multimedia anticipates using after completion of planned upgrades, and (vii) the bandwidth capacity, including two-way capability. For purposes hereof, "EBS" shall be calculated as of the applicable date using Multimedia's CBIS Cable Master software consistent with Multimedia's past practices.

   (b) Schedule 3.3(b) includes for each System: (i) as of June 27, 1999 each class of service (with the exception of program packages), the rates being charged by Multimedia for each and the approximate number of customers receiving each class other than basic services; (ii) any announced increases in the rates being charged by Multimedia to subscribers; and (iii) a list of those local franchising authorities certified to regulate basic rates.

   (c) The current rates for all franchise fees payable with respect to Multimedia's cable television franchises included in the Governmental Permits are disclosed in Schedule 3.3(c). Except as disclosed in Schedule 3.3(c), Multimedia has not been notified by any governmental authority or other entity regarding any adjustment to the amount of franchise fees paid by Multimedia to such authority or entity.

3.4  Financial Statements.

   Multimedia has furnished to Buyer the unaudited financial statements of Multimedia with respect to the Systems as prepared individually for the Systems located in each of Kansas, North Carolina and Oklahoma (the "Regions")(the
"Financial Statements") (i) for the fiscal year ended December
27, 1998 and (ii) for the periods through June 27, 1999 (the "Balance Sheet Date"). The Financial Statements have been prepared, and the financial statements to be delivered pursuant to Section 5.12 will be prepared, in accordance with GAAP, consistently applied, except as indicated in Schedule 3.4, and except for the absence of statements of cash flows and the omission of information ordinarily contained in footnotes to audited financial statements and, in the case of any Financial Statements not as of the end of a fiscal year, subject to customary year-end adjustments). The Financial Statements are, and the interim financial statements to be delivered pursuant to Section 5.12 will be, correct and complete in accordance with the books and records regularly maintained by Multimedia with respect to the Systems, and the Financial Statements fairly present, and the financial statements to be delivered pursuant to Section 5.12 will fairly present, the results of operations and financial position of the Business. Multimedia makes no representations, however, about the future business or financial prospects of the Business for Buyer's intended purposes.

3.5  Business Since the Balance Sheet Date.

   Except as disclosed on Schedule 3.5, since the Balance
Sheet Date, the Business has been conducted in the ordinary course of business and in substantially the same manner as it was before the Balance Sheet Date. Since the Balance Sheet
Date, there have been no changes in the assets, liabilities, business, condition (financial or otherwise) or results of operations of the business which have had a material adverse effect on the assets, liabilities, business, financial condition or results of operations of the Business or the operation of the Business as it is currently being operated by Multimedia, other than any change or effect resulting from changes affecting the cable industry generally ("Material Adverse Effect").

3.6  Undisclosed Liabilities.

   The Company has no obligation or liability of a type required by GAAP to be reflected or reserved against in any of the Financial Statements which is not fully reflected or reserved against in such Financial Statements.

3.7  No Defaults.

   The execution, delivery and performance of this Agreement by Multimedia will not (a) conflict with any provision of its Articles of Incorporation or bylaws, (b) subject to obtaining the appropriate consents, result in a default (or give rise to any right of termination, cancellation or acceleration) under or conflict with any of the terms, conditions or provisions of any Contract, note, bond, mortgage or other instrument or obligation relating to the Business and to which any of the Assets may be subject, (c) violate any law, statute, rule, regulation, order, injunction or decree of any federal, state or local governmental authority or agency applicable to Multimedia or any of the Assets, except with respect to antitrust law, as to which Buyer must satisfy itself, or (d) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on any of the Assets.

3.8  No Material Misstatements.

   No representation or warranty made by Multimedia in this Agreement, and no statement made in any certificate, document, exhibit or schedule furnished or to be furnished in connection with the transactions herein contemplated, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation or warranty or any such statement not misleading to Buyer.

3.9  Governmental Permits.

   (a) The Governmental Permits (together with their expiration dates) are listed on Schedule 3.9. Except as set forth on Schedule 3.9, (i) the Governmental Permits are currently in full force and effect and are valid according to their terms, (ii) there is no legal action, governmental proceeding or investigation, pending or threatened, to terminate, suspend or modify any Governmental Permit and (iii) Multimedia is, and to Multimedia's knowledge, each other party thereto is, in compliance with the terms and conditions of all the Governmental Permits and with other applicable requirements of all governmental authorities (including the Federal Communications Commission (the "FCC") and the Register of Copyrights) relating to the Governmental Permits. Multimedia has made available to Buyer true and complete copies of all of its Governmental Permits as in effect on the date hereof.
Except as reflected on Schedule 3.9, Multimedia has not received any written notice from any governmental authority, any consultant representing any governmental authority, any state cable regulatory authority or the FCC to the effect that Multimedia is not currently in compliance with the terms of any of its Governmental Permits.

   (b)  Without limiting the generality of the foregoing:
(i) the operation of each System has been, and is, in compliance with the Communications Act of 1934, as amended (as so amended, the "Communications Act"), and the rules and regulations of the FCC; (ii) Multimedia has made all filings required to be made with the FCC (including cable television registration statements, annual reports and aeronautical frequency usage notices); (iii) Multimedia has provided all notices to subscribers required under the Communications Act; and (iv) Multimedia is in compliance with all signal leakage criteria prescribed by the FCC.

   (c) A valid request for renewal has been duly and timely filed under Section 626(a) of the Cable Act with the proper governmental authorities with respect to all of Multimedia's cable television franchises that will expire within thirty months after the date of this Agreement.

3.10  Condition and Adequacy of the Assets.

   The tangible assets included in the Assets are in adequate operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable in accordance with general industry practices for the purposes for which they are currently used and intended to be used. The Assets include all the assets and properties primarily used by Multimedia to conduct the Business as it is now being conducted, except for certain shared fiber facilities as described in Schedule 3.10.

3.11  Accounts Receivable.

   All of the Accounts Receivable have been validly created in bona fide transactions in the ordinary course of business.

3.12  Contracts.

   Schedule 3.12 contains a list of each of the Contracts in effect on the date hereof, which involves payments by Multimedia in excess of $400,000 annually or in excess of $3.0 million in the aggregate over its remaining term, which list is true, correct and complete. With delivery of the Post-Signing Schedules, Multimedia will deliver to Buyer true and complete copies of all such Contracts as in effect on the date hereof. The Contracts are in full force and effect (subject to expiration at the end of their current term) and are valid, binding and enforceable upon Multimedia and, to Multimedia's knowledge, the other parties thereto in accordance with their terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency or similar law affecting the rights of creditors generally. Except as disclosed in Schedule 3.12, Multimedia is in compliance with the terms of such Contracts and Multimedia has not received any notice from any third party alleging any noncompliance or default under any such Contract.

3.13  Title.

   (a) Schedule 3.13(a) lists all owned real property included in the Assets. Multimedia owns and has good and valid marketable title to such properties, free and clear of all security interests, mortgages, conditional sales agreements, charges, liens and encumbrances.

   (b) Schedule 3.13(b) lists all real property leased by Multimedia and used in the operation of the Business. Multimedia has a valid leasehold interest in each item of real property included in the Assets that is a leasehold (subject to expiration of such real property lease in accordance with its terms), free and clear of all security interests, mortgages, conditional sales agreements, charges, liens and encumbrances created by Multimedia. Multimedia owns and has good and valid title to all tangible personal property included in the Assets, free and clear of all security interests, mortgages, pledges, conditional sales agreements, charges, liens and encumbrances.

   (c) Multimedia (i) owns and has good and valid title to all intangible personal property included in the Assets, free and clear of all security interests, mortgages, pledges, conditional sales agreements, charges, liens and encumbrances or (ii) has the valid and enforceable right to use all intangible personal property included in the Assets as currently used by it.

   (d) Except as disclosed on Schedule 3.13(d), no person or entity has an option to purchase, right of first refusal or other similar right with respect to all or any part of the Assets.

3.14  Intellectual Property.

   Except as disclosed on Schedule 3.14, Multimedia is not infringing upon nor has it received any notice alleging that it is infringing upon any trademarks, trade names, copyrights or similar intellectual property rights of others. Multimedia has made all requisite filings and payments with the Register of Copyrights with respect to the Business and is otherwise in compliance with all applicable rules and regulations of the Copyright Office. Multimedia does not possess any patent, patent right, trademark or copyright material to the Business and is not a party to any license or royalty agreement with respect to any such patent, patent right, trademark or copyright, except for licenses respecting program material and obligations under the Copyright Act of 1976 applicable to cable television systems generally.

3.15  Litigation and Compliance with Laws.

   Except as set forth on Schedule 3.15, and except for environmental matters, as to which Multimedia's representations are contained exclusively in Section 3.22 below:
(a) Multimedia has not been operating under or subject to, or in default with respect to, any order, writ, injunction, judgment or decree of any court or federal, state, or local governmental authority or agency; (b) neither Multimedia nor any of its officers or agents has received any inquiry, written or oral, from any such authority alleging any violations of law related to the operations of the Business during the 12-month period prior to the date of this Agreement; (c) there is no litigation or arbitration pending by or against, or to Multimedia's knowledge, threatened against, Multimedia related to or affecting any of the Assets or the Business; and (d) Multimedia has complied with all laws, regulations, orders or decrees applicable to the Business, the present uses by Multimedia of the Assets do not violate any such laws, regulations, orders or decrees, and Multimedia has no knowledge of any basis for any claim for compensation or damage, or other relief from any violation of the foregoing.

3.16  Employees.

   Schedule 3.16 lists the names and salaries or rates of commission, date of employment and job title of all the full and part-time employees of Multimedia earning in excess of $35,000 annually. Multimedia and its affiliates have no written or oral contracts of employment with any of the Employees of Multimedia other than (i) oral employment agreements terminable at will without penalty or (ii) those listed in Schedule
3.16. There is no collective bargaining agreement or other contract with any labor organization regarding any of the employees of Multimedia (the "Employees"), and, except as reflected in Schedule 3.16, neither Multimedia nor any of its affiliates has recognized or agreed to recognize or is required to recognize any union or other collective bargaining representative for any of the Employees of Multimedia. Other than as described in Schedule 3.16, no union or other collective bargaining representative claims to represent or has been certified as representing any of the Employees of Multimedia nor has Multimedia or any of its affiliates received a request from any party for recognition as a representative for any of the Employees of Multimedia for collective bargaining purposes.
The Employees of Multimedia are not engaged in, and within the prior twelve months have not been subject to, any organizing activity with respect to any labor organization and, to the knowledge of Multimedia, no such activity is threatened. Except as disclosed in Schedule 3.16, neither Multimedia nor any of its affiliates has received any notices stating that it is required to prepare any affirmative action plan applicable to any of the Employees of Multimedia.

3.17  Taxes.

   With respect to the Business, (a) Multimedia has filed, or caused to be filed, all federal, state and local tax returns required to be filed by Multimedia; and (b) Multimedia has paid, or made provisions for the payment of (i) all taxes due for the periods covered by such returns, except such accrued and unpaid taxes for which appropriate accruals have been made in accordance with generally accepted accounting principles, and
(ii) all deficiencies assessed as a result of any examination of such returns. Except as disclosed in Schedule 3.17, Multimedia has not received any notices of proposed reassessments of any property owned by Multimedia that would affect the taxes of Multimedia. There are no material tax liens on any of the Assets, other than liens for current taxes not yet due and payable and liens for taxes that are being contested in good faith by appropriate proceedings.

3.18  Instruments of Conveyance; Good Title.

   The instruments to be executed by Multimedia and delivered to Buyer at the Closing, conveying the Assets to Buyer, will transfer good and marketable title to the Assets free and clear of all liabilities, obligations and encumbrances.

3.19  Changes.

   Except as shown on Schedule 3.19 and changes which are contemplated or explicitly permitted by this Agreement, since the Balance Sheet Date, Multimedia has operated the Business in the ordinary course consistent with past practices and has not, with respect to the Business: (a) mortgaged, pledged or subjected to a lien or any other encumbrance, any of the Assets; (b) sold or transferred any material asset used or useful in the Business; or (c) increased the compensation payable or to become payable to any employee or agent, except increases in accordance with historical practices or except as disclosed herein.

3.20  Broker.

   There is no broker or finder or other person who would have any valid claim against Buyer for a commission or brokerage in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by Multimedia.

3.21  Real Property.

   The present use by Multimedia of the owned and leased real property included in the Assets complies with applicable zoning ordinances and other governmental laws, rules and regulations. Multimedia has, with respect to the owned real property included in the Assets, full legal and practical access to public roads or streets necessary for the proper and lawful conduct and operation of the Systems as currently utilized. All the real property included in the Assets complies with all applicable restrictive covenants.

3.22  Environment.

   Except as provided in Schedule 3.22, in connection with the real property owned or leased by Multimedia in connection with the Business, no release, emission or discharge into the environment of hazardous substances, waste or air pollutants or toxic pollutants, as defined under any law, statute, ordinance, order, judgment or regulation, whether federal, state or local ("Environmental Laws"), has occurred within the past twenty-four months for properties acquired from Tele-Communications, Inc. and forty-two months for all other properties, is presently occurring, or is anticipated to occur in excess of permitted levels or reportable quantities, under any Environmental Law. Multimedia's present use of the Assets does not violate any Environmental Law, occupational safety and health or other applicable law. Multimedia has complied in all material respects with all federal, state and local environmental laws, rules and regulations applicable to the Business. No hazardous waste or hazardous substance including Polychlorinated Biphenyls ("PCBS") has been disposed of by Multimedia, and to the best of Multimedia's knowledge, no hazardous waste or hazardous substance including PCBs has been disposed of by any other person, on the real property occupied by Multimedia. As used herein, the term "hazardous wastes" shall have the same meaning as it has in the Resource Conservation and Recovery Act, as amended, and in the equivalent state statutes, if any, of the states in which Multimedia operates Systems. If Multimedia learns between the date of this Agreement and the Closing Date that Multimedia is in breach of any representation and warranty set forth in this
Section 3.22, Multimedia shall notify Buyer and begin remedial action promptly and use reasonable efforts to complete such remedial action before the Closing Date. All costs associated with taking such remedial action shall be Multimedia's sole responsibility. If such remedial action is likely to cost Multimedia in excess of $2,700,000, Multimedia may elect not to take such remedial action. However, in such event Buyer may either require Multimedia to proceed to Closing and Buyer shall receive a credit of $2,700,000 towards the Purchase Price or Buyer may terminate this Agreement. If Buyer does not require Multimedia to close, this Agreement shall be terminated and Multimedia shall not have any liability to Buyer as a result of such termination, other than as set forth in Section 10.3.

3.23  Mid-Kansas Stock.

   Multimedia owns beneficially and of record the Shares, which comprise 50% of the issued and outstanding shares of Mid-Kansas, Inc. capital stock. Other than this Agreement, Multimedia has not executed and is not a party to any option, right, agreement or commitment relating to the sale, delivery or transfer of the Shares. Multimedia has, and at Closing will transfer to Buyer, good and valid title to the Shares free and clear of all encumbrances. The Shares have been duly authorized, validly issued and are fully paid and non-assessable, and have been issued in accordance with applicable law. Multimedia has not made any commitment (including, without limitation, a commitment to make any contributions to the equity or capital of Mid-Kansas, Inc.) in respect of the Shares which will be binding upon Buyer.

3.24  Competitive Activity.

   Except as forth on Schedule 3.24, (a) there are no operating cable television systems in the franchised areas in which the Systems are operated, and (b) to the knowledge of Multimedia, no franchise or other operating authority for a cable television system or video services provider has been granted to any party other than Multimedia by the appropriate governmental authority in such franchised areas, and no third party is seeking such a franchise or other operating authority.

3.25  Employee Benefit Plans.

   (a)  All Employee Plans and Compensation
Arrangements of Multimedia, any plan, arrangement or other scheme which will become an Employee Plan or Compensation Arrangement and any amendment to any Employee Plan or Compensation Arrangement are listed in Schedule 3.25, and complete and accurate copies of (including any amendments to) any such Employee Plans, Compensation Arrangements or other arrangements (and related insurance policies) have been furnished to Buyer or will be furnished to Buyer within twenty days immediately following the public announcement of the transactions described in this Agreement, along with copies of any employee handbooks or similar documents describing such Employee Plans, Compensation Arrangements or other arrangements.

   (b)  Each of Multimedia's Employee Plans and
Compensation Arrangements listed on Schedule 3.25 has been administered in compliance with its own terms and in material compliance with the provisions of ERISA, the Code and any other applicable Federal or state laws.

   (c) Neither Multimedia nor any other trade or business under common control with Multimedia (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) contributes, is required to contribute or has contributed to any Multiemployer Plan (within the meaning of ERISA Section
3(37)) with respect to the Employees of Multimedia. Except as described in Schedule 3.25, neither Multimedia nor any other trade or business under "common control" with Multimedia (for purposes of this Section 3.25, a business shall be considered under "common control" with Multimedia if such trade or business is under common control within the meaning of Sections 414(b), (c), (m) or (o) of the Code), maintains or contributes to any Employee Plan or Compensation
Arrangement that provides retiree medical or retiree life insurance coverage to current employees, directors or independent contractors of Multimedia.

   (d) For purposes of this Agreement, the following terms shall have the meanings indicated: (i) "Employee Plan" shall mean any retirement or welfare plan or arrangement or any other employee benefit plan as defined in Section 3(3) of ERISA to which Multimedia or any other trade or business under common control with Multimedia contributes or to which Multimedia or any other trade or business under common control with Multimedia sponsors, maintains or otherwise is bound that provides benefits to Employees, former employees or independent contractors of Multimedia; and (ii) "Compensation Arrangement" shall mean any plans or compensation arrangements other than an Employee Plan, whether written or unwritten, which provide to Employees, former employees or independent contractors of Multimedia compensation or other benefits, whether deferred or not, other than base salary or wages, and that are sponsored or maintained by Multimedia or any other trade or business under common control with Multimedia.

3.26  Transactions with Affiliates.

   Except to the extent set forth in Schedule 3.26 and except with respect to customary corporate overhead services provided by the corporate, division or regional offices of Gannett Co., Inc., Multimedia is not a party to any business arrangement or business relationship with any of its affiliates with respect to the Assets, the Systems or the Business, and none of its affiliates owns any property or right, tangible or intangible, that is used primarily in the Business or operations of the Systems.

3.27  Bonds; Letters of Credit

   Except as set forth on Schedule 3.27, there are no franchise, construction, fidelity, performance, or other bonds, guaranties in lieu of bonds or letters of credit posted by Multimedia in connection with its operation or ownership of any of the Systems.

ARTICLE IV.  Representations and Warranties of Buyer.

   Buyer represents and warrants to Multimedia as follows:

4.1  Organization.

   Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2  Authority Relative to this Agreement.

   Buyer has the full corporate power, authority and legal right to execute and deliver this Agreement and to consummate the transactions and perform its obligations as contemplated hereby. Subject to Buyer's obtaining the approval of its and its parent company's Boards of Directors, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and shareholder action, and this Agreement has been duly and validly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or similar law affecting the rights of creditors generally.

4.3  No Defaults.

   The execution, delivery and performance of this Agreement by Buyer and the operation of the Business after the Closing will not (a) conflict with or result in any breach of any provision of its Certificate of Incorporation or bylaws, or (b) violate any law, statute, rule, regulation, order, injunction or decree of any federal, state or local governmental authority or agency applicable to Buyer, except with respect to antitrust law, as to which Multimedia must satisfy itself.

4.4  Brokers.

   There is no broker or finder or other person who would have any valid claim against Multimedia for a commission or brokerage in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by Buyer.

ARTICLE V.  Covenants of Multimedia Pending the Closing Date.

   Multimedia covenants and agrees that from the date hereof to and including the Closing Date:

5.1  Maintenance of Business.

   Multimedia shall continue to carry on the Business in substantially the same manner as heretofore conducted in the ordinary course of business; provided, however, that any actions Multimedia proposes to take that are not substantially in the ordinary course of business or that constitutes entering into or amending any Material Contract, will be subject to Buyer's prior written consent, not to be unreasonably withheld, conditioned or delayed. After the date of this Agreement, Multimedia may make those capital expenditures that are described in Schedule 5.1, and Buyer will reimburse Multimedia at Closing for all such expenditures. Multimedia will make only those additional capital expenditures that are approved in advance by Buyer and for which Buyer will reimburse
Multimedia at Closing. For purposes of this Agreement, "Material Contract" means all headend, tower and microwave site leases, fiber leases, and any other Contract that requires payments by Multimedia in excess of $400,000 annually or in excess of $3.0 million in the aggregate over its remaining term. Multimedia and its affiliates shall not, without the prior approval of Buyer, (i) voluntarily recognize any union or other labor organization as the collective bargaining representative for any of the employees of Multimedia; or (ii) enter into a collective bargaining agreement applicable to any of the Employees of Multimedia, without first presenting such proposed agreement to Buyer for review and approval, which approval shall not be unreasonably withheld.

5.2  Organization.

   Multimedia shall use its commercially reasonable efforts to preserve its business organization intact and preserve the goodwill of its subscribers, suppliers, and others having business relations with it, except to the extent this Agreement gives Buyer the right to approve or disapprove such matter.

5.3  Access to Facilities, Files and Records.

   (a) At Buyer's reasonable request, Multimedia shall from time to time give or cause to be given to the Buyer's officers, employees, accountants, counsel and authorized representatives (i) full access during normal business hours to all facilities, property, accounts, books, minute books, deeds, title papers, licenses, agreements, contracts, tax returns, records and files, equipment, machinery, fixtures, furniture, vehicles, notes and accounts payable and receivable and inventories related to the Business, and (ii) all such other information concerning the affairs of the Business as Buyer may reasonably request.

   (b) Buyer shall, for a period of two years from the Closing Date, have access to, and the right to copy, at its expense, during usual business hours upon reasonable prior notice to Multimedia, all of the books and records that are included in the Excluded Assets and that are related to the Assets and the Systems that were transferred to Buyer pursuant to this Agreement. Multimedia shall retain and preserve all such books and records for such two-year period.

5.4  Representations and Warranties.

   Multimedia shall give detailed written notice to Buyer promptly upon the occurrence of or becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach, or would have caused a breach had such event occurred or been known to Multimedia prior to the date hereof, of any of Multimedia's representations or warranties contained in this Agreement or in any Schedule hereto.

5.5  Corporate Action.

   Subject to the provisions of this Agreement, Multimedia will take all necessary corporate action required of it to carry out the transactions contemplated by this Agreement

5.6  Consents.

   (a) Multimedia will use commercially reasonable efforts to obtain or cause to be obtained prior to the Closing Date consents to the assignment to or assumption by Buyer of all of the Contracts and Governmental Permits which require the consent of any third party by reason of the transactions provided for in this Agreement; provided, however, that Multimedia shall not be required to make any payments or to incur any obligations to third parties in connection with the obtaining of any such consents (other than normal or customary filing fees, administrative costs or professional fees and expenses relating to obtaining such consents and except as may be required to cure any default by Multimedia under any Contract or Governmental Permit).

   (b) As soon as practicable after the date of this Agreement but in no event later than twenty business days after the public announcement of the transactions described in this Agreement, Multimedia and Buyer will complete, execute, and deliver, or cause to be completed, executed, and delivered to the appropriate governmental authority a request for such authority's consent to transfer each System franchise as to which such consent is required. The request for consent with respect to any System franchise shall be on an FCC Form 394. Multimedia agrees that if in connection with the process of obtaining any consent, a governmental authority or other person or entity purports to require any significant adverse condition, change or additional or materially different adverse terms to a Governmental Permit or Contract to which such consent relates that would be applicable to Buyer as a requirement for granting its consent, Buyer's approval is required before Multimedia accepts any such conditions, changes or additional or different terms. Buyer will cooperate in all reasonable respects with Multimedia to obtain all such consents, but Buyer will not be required to accept (i) any materially adverse changes in, or the imposition of any materially adverse condition to, including, without limitation, the imposition of open access requirements upon, any Governmental Permit as a condition to obtaining any such consent or (ii) any condition that, if accepted, will materially and adversely affect the assets, liabilities, business, financial condition or results of operations of any member of the Cox Control Group. For purposes of this Agreement, the "Cox Control Group" shall mean each of Anne Cox Chambers,
Barbara Cox Anthony, Margaretta Johnson Taylor, Katharine
Rayner, James Cox Chambers, James C. Kennedy, Blair D. Parry-Okeden and any of their spouses, living descendants (including adopted persons) and any trust for the primary benefit of any of the foregoing individuals (including, without limitation, the Anne Cox Chambers Atlanta Trust, the Barbara
Cox Anthony Atlanta Trust and the Dayton Cox Trust), the estate of any of the foregoing individuals, or any corporation, partnership, limited liability company or any other entity more than 50 percent of the total combined voting power in which and at least one-third of the capital stock in which is owned by one or more of the foregoing persons, provided, however, none of the foregoing entities with respect to which the imposition of any adverse change or condition shall be proposed shall be included in the Cox Control Group in the event that the fair market value of such entities in the aggregate shall be less than $27 Million.

   (c) Notwithstanding the foregoing, Multimedia will have no further obligation to obtain consents: (i) with respect to license agreements relating to pole attachments where the licensing party will not consent to an assignment of such license agreement, after exercise of its commercially reasonable efforts, but requires that Buyer enter into the utility's then current standard form of agreement with such utility, in which case
Buyer shall use its commercially reasonable efforts to enter into such agreement on or prior to the Closing or as soon as practicable thereafter and Multimedia will cooperate with and assist in obtaining such agreements; and (ii) for any business radio license which Multimedia reasonably expects can be obtained within 120 days after the Closing and so long as a temporary authorization is available to Buyer under FCC rules with respect thereto.

5.7  Confidential Information.

   Multimedia shall not disclose to third parties any confidential information received from Buyer or its agents and advisors in the course of investigating, negotiating and completing the transactions contemplated by this Agreement. Nothing shall be deemed to be confidential information which:
(a) is known to Multimedia at the time of its disclosure to it;
(b) becomes publicly known or available other than through disclosure by Multimedia; (c) is rightfully received by Multimedia from a third party; or (d) is independently developed by Multimedia.

5.8  Consummation of Agreement.

   Subject to the provisions of Section 10.2 of this Agreement, Multimedia shall use all commercially reasonable efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement and to cause the transactions contemplated by this Agreement to be fully carried out.

5.9  Notice of Proceedings.

   Multimedia will promptly notify Buyer in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any governmental department, court, agency or commission of is intention to institute an investigation into, or institute any action or proceeding to restrain or enjoin consummation of, this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.
Multimedia shall use commercially reasonable efforts to overcome any objections raised by any governmental authority.

5.10  Hart-Scott-Rodino Act.

   As soon as possible after the execution of this Agreement, but in no event later than ten business days thereafter, Multimedia shall prepare and file all documents with the Federal Trade Commission and the United States
Department of Justice as are required to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Multimedia shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission ("FTC") and the Department of Justice ("DOJ") for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests from any other governmental authority in connection with antitrust matters. Multimedia shall use its commercially reasonable efforts to overcome any objections which may be raised by the FTC, DOJ or any other governmental authority having jurisdiction over antitrust matters. Notwithstanding anything to the contrary in this Agreement, if Multimedia, in its reasonable business judgment, considers the imposition of a condition upon the transactions by a governmental agency to be materially adverse to Multimedia or any of its affiliates, Multimedia may terminate this Agreement.

5.11  Control of the Systems.

   Prior to the Closing Date, control of the Systems shall remain with Multimedia. Neither Buyer nor any of its employees, agents or representatives, directly or indirectly, shall or have any right to control, direct or otherwise supervise, or attempt to control, direct or supervise, such Systems, it being understood that supervision of all programs, equipment, operations and other activities of such Systems shall be the sole responsibility, and at all times prior to the Closing Date remain with the complete control and discretion, of Multimedia, subject to the terms of this Agreement.

5.12  Interim Financial Statements.

   Multimedia shall deliver to Buyer unaudited interim financial statements for the Regions and combined unaudited interim financial statements for Multimedia's Cable Division
(the "Division") within thirty days after the close of each of the Regions' and the Division's normal accounting periods that occur between the Balance Sheet Date and the Closing Date.

5.13  Governmental Filings.

   Multimedia will give to Buyer copies of all forms required to be filed with the FCC or any other governmental authority under the Communications Act and the FCC rules and regulations promulgated thereunder with respect to rates or otherwise prepared with respect to any or the Systems. Multimedia also will duly and timely file a valid notice of renewal under Section 626 of the Cable Act with the appropriate governmental entity with respect to any System franchise that will expire within thirty months after any date between the date of the Agreement and the Closing Date.

5.14  Change in Control Plan.

   Multimedia shall not modify or amend in any respect the Change in Control Plan without Buyer's prior written consent.

ARTICLE VI.  Covenants of Buyer Pending the Closing Date.

   Buyer covenants and agrees that from the date hereof to and including the Closing Date:

6.1  Representations and Warranties.
   Buyer shall give detailed written notice to Multimedia promptly upon the occurrence of or becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach, or would have caused a breach had such event occurred or been known to Buyer prior to the date hereof, of any of the representations and warranties of Buyer contained in this Agreement.

6.2  Corporate Action.

   Subject to the provisions of this Agreement, Buyer will take all necessary corporate action required of it to carry out the transactions contemplated by this Agreement.

6.3  Confidential Information.

   If for any reason the transactions contemplated in this Agreement are not consummated, Buyer shall not disclose to third parties any confidential information received from Multimedia or its agents and advisors in the course of investigating, negotiating and completing the transactions contemplated by this Agreement. Nothing shall be deemed to be confidential information which: (a) is known to Buyer at the time of its disclosure to it; (b) becomes publicly known or available other than through disclosure by Buyer; (c) is rightfully received by Buyer from a third party; or (d) is independently developed by Buyer.

6.4  Consummation of Agreement.

   Subject to the provisions of Section 10.2 of this Agreement, Buyer shall use all commercially reasonable efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement in order to cause the transactions contemplated by this Agreement to be fully carried out. Buyer will use commercially reasonable efforts to continue to carry any cable programming to the extent that the failure to do so would result in a liability to Multimedia under the related cable programming services agreement for all or a portion of the related launch payments; provided, Multimedia has given notice in the Post-Signing Schedules with respect to the cable programming services agreements under which and the periods during which termination of carriage would generate liability to Multimedia.

6.5  Notice of Proceedings.

   Buyer will promptly notify Multimedia in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any governmental department, court, agency or commission of its intention to institute an investigation into, or institute any action or proceeding to restrain or enjoin the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.
Buyer shall use commercially reasonable efforts to overcome any objections raised by any governmental authority.

6.6  Hart-Scott-Rodino Act.

   As soon as possible after the execution of this Agreement, but in no event later than ten business days thereafter, Buyer shall prepare and file all documents with the Federal Trade Commission and the United States Department of Justice as are required to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Buyer shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any inquiries received from the FTC and the DOJ for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests from any other governmental authority in connection with antitrust matters. Buyer shall use its commercially reasonable efforts to overcome any objections which may be raised by the FTC, DOJ or any other governmental authority having jurisdiction over antitrust matters. Notwithstanding anything to the contrary in this Agreement, if Buyer, in its reasonable business judgment, considers the imposition of a condition upon the transactions by a governmental agency to be materially adverse to Buyer or any of its affiliates, Buyer may terminate this Agreement.

6.7  Consents.

   Buyer will cooperate with Multimedia to obtain consents to the assignment to or assumption by Buyer of the Contracts and Governmental Permits as described in Section
5.6 above. As soon as practicable after the date of this Agreement, but in no event later than twenty business days after the public announcement of the transactions described in this Agreement, Buyer and Multimedia will complete, execute and deliver to the appropriate governmental authority a request for such authority's consent to transfer each System franchise as to which such consent is required. The request for consent with respect to any System franchise shall be on an FCC Form 394.

ARTICLE VII.  Conditions to the Obligations of Multimedia.

   The obligations of Multimedia under this Agreement are, at its option, subject to the fulfillment of the following conditions prior to or at the Closing Date:

7.1  Representations, Warranties, Covenants.

   (a) Each of the representations and warranties of Buyer contained in this Agreement and in any statement, certificate, schedule or other document delivered by Buyer pursuant hereto or in connection with the transactions contemplated hereby, shall have been true and accurate in all material respects as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall then be true and accurate in all material respects;

   (b) Buyer shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or at the Closing Date, other than the delivery by Buyer of the Purchase Price; and

   (c) Buyer shall have delivered to Multimedia a certificate of an officer of Buyer, dated the Closing Date, certifying the fulfillment of the conditions set forth in Sections 7.1(a) and 7.1(b) above.

7.2  Proceedings.

   (a)  No action or proceeding shall have been
instituted before any court or governmental body to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of this Agreement which, in the opinion of Multimedia, may reasonably be expected to result in a preliminary or permanent injunction against such consummation or an award of substantial damages;

   (b) Neither of the parties to this Agreement shall have received written notice from any governmental body of (i) its intent to institute any action or proceeding to restrain or enjoin or nullify this Agreement or the transactions contemplated hereby, or to commence any investigation (other than a routine letter of inquiry, including a routine Civil Investigative Demand) into the consummation of this Agreement, or (ii) the actual commencement of such an investigation; and

   (c) In the event such a notice of intent is received or such an investigation is commenced, this Agreement may not be abandoned by Multimedia for a period of ninety days from the date of such notice of intent or notice of commencement, but Closing shall be delayed during such period. This Agreement may be abandoned after this ninety-day period if, in the reasonable opinion of Multimedia, there is a likely probability that an investigation will result in an action or proceeding of the type described in Section 7.2(a).

7.3  Hart-Scott-Rodino.

   The waiting period under the Hart-Scott-Rodino Act shall have expired, and no order of a court restraining the transactions contemplated by this Agreement shall be outstanding.

7.4  Franchises.

   The aggregate number of the Systems' EBS's covered by (i) franchises as to which consents for franchise transfers have been obtained and (ii) franchises that do not require such consent, shall equal at least 90% of the total number of Multimedia's EBS's as of the Adjustment Time.

7.5  Consents.

   Subject to Section 8.6 below, Multimedia shall have obtained consents to assignment of those Material Contracts listed on Schedule 7.5 and those Governmental Permits designated with an "*" on Schedule 3.9.

7.6  Discharge of Bonds, etc.

   Buyer shall have delivered evidence, in form and substance acceptable to Multimedia, that the bonds, guaranties and letters of credit listed on Schedule 3.27 have been replaced by obligations of Buyer, and Multimedia (including its affiliates) shall have been released from its obligations thereunder.

ARTICLE VIII.  Conditions to the Obligations of Buyer.

   The obligations of Buyer under this Agreement are, at its option, subject to the fulfillment of the following conditions prior to or at the Closing Date.

8.1  Representations, Warranties, Covenants.

   (a) Each of the representations and warranties of Multimedia contained in this Agreement and in any statement, deed, certificate, schedule or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, shall have been true and accurate as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall then be true and accurate, except for representations and warranties that by their terms refer to a specific date and except in each case for untrue or inaccurate representations or warranties which, together with any noncompliance or nonperformance by Multimedia of any covenant hereunder, would not, in the aggregate, constitute a Material Adverse Effect;

   (b) Multimedia shall have performed and complied with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or at the Closing Date, other than delivery to Buyer of the instruments conveying the Assets to Buyer, except in each case for any noncompliance or nonperformance which, together with any untrue or inaccurate representations or warranties of Multimedia hereunder, would not, in the aggregate, constitute a Material Adverse Effect; and

   (c) Multimedia shall have delivered to Buyer a certificate of an officer of Multimedia, dated the Closing Date, certifying the fulfillment of the conditions set forth in Sections 8.l(a) and 8.1(b) above.

8.2  Proceedings.

   (a)  No action or proceeding shall have been
instituted before any court or governmental body to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of this Agreement which, in the opinion of Buyer, may reasonably be expected to result in a preliminary or permanent injunction against such consummation or an award of such substantial damages; and

   (b) Neither of the parties to this Agreement shall have received written notice from any governmental body of (i) its intent to institute any action or proceeding to restrain or enjoin or nullify this Agreement or the transactions contemplated hereby, or to commence any investigation (other than a routine letter of inquiry, including a routine Civil Investigative Demand) into the consummation of this Agreement or (ii) the actual commencement of such an investigation; and

   (c) In the event such a notice of intent is received or such an investigation is commenced, this Agreement may not be abandoned by Buyer for a period of ninety days from the date of such notice of intent or notice of commencement, but Closing shall be delayed during such period. This Agreement may be abandoned after the ninety-day period if, in the reasonable opinion of Buyer, there is a likely probability that an investigation will result in an action or proceeding of the type described in Section 8.2(a).

8.3  Hart-Scott-Rodino.

   The waiting period under the Hart-Scott-Rodino Act shall have expired, and no order of a court restraining the transactions contemplated by this Agreement shall be outstanding.

8.4  EBS's.

   As of the Closing Date, the Systems will serve no fewer than 490,000 EBS's , certified by an appropriate officer of Multimedia.

8.5  Changes.

   Except for changes affecting the cable industry generally, no changes in the Business or the Assets, other than those reflected in the Post-Signing Schedules delivered pursuant to Section 10.6 below, has occurred which, in the aggregate, would constitute a Material Adverse Effect.

8.6  Franchises.

   The aggregate number of the Systems' EBS's covered by (i) franchises as to which consents for franchise transfers have been obtained and (ii) franchises that do not require such consent, shall equal at least 90% of the total number of Multimedia's EBS's as of the Adjustment Time.

8.7  Consents.

   Multimedia shall have obtained all consents to assignment of the Material Contracts listed on Schedule 7.5 and those Governmental Permits designated with an "*" on
Schedule 3.9.

ARTICLE IX.  Indemnification.

9.1  Survival; Limitations.

   (a) The several representations, warranties, covenants and agreements of the parties contained in or made pursuant to this Agreement shall be deemed to have been made on the Closing Date, shall survive the Closing Date and shall remain operative and in full force and effect for a period of one year after the Closing Date, except that the representations, warranties covenants and agreements contained in Sections 3.2, 3.7, 3.13, 3.18, 4.2, 4.3 and Article IX shall survive without time limit, (excluding claims under Section 9.2(f) which will survive for a period of one year after the Closing Date), and the representations and warranties contained in Section 3.17 shall survive until 10 days after the expiration of the applicable statute of limitations.

   (b) Buyer shall not be entitled to indemnification under this Agreement for any indemnification claim under Sections 9.2(a) and 9.2(b) (excluding the obligation to pay the Purchase Price adjustment in Section 1.6) until the aggregate Losses and Expenses suffered by Buyer exceeds $2.7 million in the aggregate (the "Threshold"), whereupon Buyer shall be entitled to indemnification pursuant to Section 9.2 below for indemnification from Multimedia for such Losses and Expenses suffered by Buyer in excess of the Threshold.

   (c) Buyer shall not be entitled to indemnification under this Agreement for any indemnification claim under
Section 9.2(f) until the aggregate Losses and Expenses suffered by Buyer related to Section 9.2(f) exceeds $400,000 in the aggregate (the "Year 2000 Threshold"), whereupon Buyer shall be entitled to indemnification pursuant to Section 9.2(f) for indemnification from Multimedia for such Losses and Expenses suffered by Buyer in excess of the Year 2000 Threshold.

   (d) Multimedia's maximum aggregate liability to Buyer for indemnification claims under Sections 9.2(a) and 9.2(b) shall be $27 million. Multimedia's maximum aggregate liability to Buyer for indemnification claims under Section 9.2(f) shall be $4,000,000.

   (e) The sole and exclusive remedy of Buyer and Multimedia after the Closing with respect to any and all claims relating to this Agreement shall be pursuant to the indemnification provisions of this Article IX, except that any breach by Multimedia of its representations and warranties in
Section 3.22 shall be governed exclusively in accordance with that section and excluded from Multimedia's indemnification obligations pursuant to this Article IX.

   (f) Neither party shall be responsible for any lost profits or consequential, special or indirect damages of any nature whatsoever under this Agreement.

9.2  Indemnification.

   Subject to Section 9.1, Multimedia agrees it shall indemnify, defend and hold Buyer harmless from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including without limitation, liabilities for reasonable attorneys' fees and disbursement and any taxes imposed on the receipt of any payments under this Article IX (reduced by any taxes saved as a result of any damage, claim, loss, expense, obligation or liability being indemnified) ("Loss and Expense''), suffered directly or indirectly by Buyer by reason of, or arising out of:

   (a) any breach of representation or warranty made by Multimedia pursuant to this Agreement;

   (b) any failure by Multimedia to perform or fulfill any of its covenants or agreements set forth in this Agreement;

   (c) any failure by Multimedia to pay or perform when due any of its liabilities or obligations arising out of or related to the Business which have not been assumed by Buyer hereunder, including, without limitation, income taxes or taxes for periods prior to the Closing Date and any and all rate refund obligations with respect to periods prior to the Closing Date;

   (d) any litigation, proceeding or claim by any third party relating to the Business prior to or on the Closing Date;

   (e) all liabilities and obligations relating to the Excluded Assets; or

   (f)  the repair or replacement cost of material
        Computer and Other Systems that are not Year
        2000 Ready (including labor and installation costs associated therewith, but excluding any consequential damages relating thereto, including lost profits) provided, however, that Multimedia's indemnification obligations with respect to this clause (f) shall arise only if the Closing occurs prior to March 31, 2000. For purposes of this Section 9.2, the term
        "Computer and Other Systems" means any level of hardware or software, equipment and cable plant, or building and other facilities included in the Assets and which will be used in connection with the business of the Systems following the Closing which are date dependent or which process date data, including, without limitation, any microcode, firmware, application programs, user interfaces, files and databases, and which might be adversely affected by the advent or changeover to the calendar year 2000 A.D. or to the advent or changeover to any leap year. For purposes of this Section 9.2, the term "Year
        2000 Ready" means that the referenced
        component, system, software, equipment or other item is designed to be used prior to, during and after the calendar year 2000 A.D., and that such component, system, software, equipment or other item will operate at all levels, including, without limitation, microcode, firmware, application programs, user interfaces, files and databases, during each such time period without error or interruption relating to, or the product of, date data which represents or references different centuries or more than one century or leap year.

9.3  Indemnification of Multimedia.

   Buyer shall indemnify, defend and hold Multimedia harmless from and against any and all Loss and Expense suffered directly or indirectly by Multimedia by reason of, or arising out of:

   (a) any breach of representation or warranty made by Buyer pursuant to this Agreement;

   (b) any failure by Buyer to perform or fulfill any of its covenants or agreements set forth in this Agreement;

   (c) any failure by Buyer to pay or discharge on or subsequent to the Closing Date any liabilities or obligations assumed by Buyer hereunder or incurred or first required to be performed by Buyer after the Closing Date; or

   (d) any litigation, proceeding or claim by any third party relating to the Business after the Closing
        Date.

9.4  Notice of Claims.

   If Multimedia or Buyer believes that it has suffered or incurred any Loss and Expense, it shall notify the other party promptly in writing within the applicable time period specified in Section 9.1, describing such Loss and Expense, the amount thereof, if known, and the method of computation of such Loss and Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss and Expense shall have occurred. The amount of the Loss and Expense set forth in the notice shall not be a limitation on any claim for the actual amount of such Loss and Expense, however.

9.5  Defense of Third Party Claims.

   If any action at law or suit in equity is instituted by a third party (a "Claim") with respect to which any of the parties intends to claim a Loss and Expense under this Article IX, such party shall promptly notify the indemnifying party of such action or suit. The indemnifying party shall have the right to conduct and control any Claim through counsel of its own choosing, but the indemnified party, at its election, may participate in the defense of any such Claim at its sole cost and expense. If the indemnifying party does not notify the indemnified party within ten days after receipt of the notice specified in this Section 9.5 that it is defending any such Claim, then the indemnified party may defend such Claim and settle such Claim, through counsel of its own choosing, and recover from the indemnifying party the amount of such settlement or of any judgment and the costs and expenses of such defense, including, but not limited to, reasonable attorneys' fees and disbursements.

   Notwithstanding the foregoing, the failure by a party to abide by these terms and conditions shall not affect the other party's obligations to indemnify such party against Loss and Expense under this Article IX.

9.6  Known Matters.

   Notwithstanding anything to the contrary in this
Article IX, (a) no claim for indemnification may be asserted under Section 9.2 with respect to any matter discovered by or known to Buyer on or before the date of this Agreement and
(b) no claim for indemnification may be asserted under
Section 9.3 with respect to any matter discovered by or known to Multimedia on or before the date of this Agreement.

ARTICLE X.  Miscellaneous Provisions.

10.1  Risk of Loss.

   The risk of any loss, damage or destruction to any of the Assets to be transferred to Buyer hereunder from fire or other casualty or cause shall be borne by Multimedia at all times prior to or on the Closing Date hereunder. Upon the occurrence of any loss or damage to any of the Assets to be transferred hereunder as a result of fire, casualty, accident or other causes prior to or on the Closing Date, Multimedia shall notify Buyer of same in writing immediately stating with particularity the extent of the loss or damage incurred, the cause thereof if known and the extent to which restoration, replacement and repair of the Assets lost or destroyed will be reimbursed under any insurance policy which respect thereto. In the event there is material loss or damage and the Assets cannot be substantially repaired or restored within 15 days after such loss, Buyer shall have the option to:

   (a)  terminate this Agreement;

   (b) postpone the Closing until such time as the Assets have been substantially repaired, replaced or restored; or

   (c) elect to consummate the Closing and accept the Assets in their "then" condition, in which event
        Multimedia shall assign to Buyer all rights under any insurance claim covering the loss and pay over to Buyer any proceeds, including reimbursement for any deductibles, under any such insurance policy thereto received by Multimedia with respect thereto.

10.2  Abandonment of Agreement.

   This Agreement may be terminated by Multimedia or Buyer at any time prior to the Closing Date:

   (a)  by the mutual consent of both parties hereto; or

   (b) by Multimedia if any of the conditions provided in Article VII hereof have not been met by the time required and have not been waived by Multimedia; or

   (c) by Buyer pursuant to Section 3.22 or if any of the conditions provided in Article VIII hereof have not been met by the time required and have not been waived by Buyer; or

   (d) by any party hereto if the Closing has not been fully completed by June 30, 2000;

   (e) provided, however, that the party seeking termination pursuant to clause (b), (c) or (d) above is not in breach in any material respect of any of its representations, warranties, covenants or agreements in this Agreement.

10.3  Liabilities Upon Abandonment.

   Except as otherwise provided for in Section 1.4(b), in the event this Agreement is terminated pursuant to Section 10.2 or 10.21, no party hereto shall have any liability to the other party for costs, expenses, damages, loss of anticipated profits or otherwise, unless the termination occurs because of any misrepresentation or breach of warranty by such party hereto or the failure of performance of, or compliance with, any covenant or agreement contained in this Agreement by such party;
provided that:

   (a) Surviving Obligations. The obligations of the parties described in 6.3, 10.3, 10.4 (and all other provisions of this Agreement relating to expenses) and 10.16 will survive any such termination.

   (b) Withdrawal of Applications. All filings, applications and other submissions relating to the consummation of the transactions contemplated hereby shall, to the extent practicable, be withdrawn from any governmental authority or other person or entity to whom made.

   The parties agree that if this Agreement is terminated by Multimedia pursuant to Section 10.2(b) or Section 10.2(d) due to Buyer's material breach of this Agreement, the amount of the actual damages suffered by Multimedia as a result of a material breach by Buyer are likely to be difficult or impractical to ascertain and, therefore, the payment of the Deposit to Multimedia is fair and reasonable and does not constitute a penalty. The payment of the Deposit to Multimedia shall be a liquidated sum in full satisfaction and complete payment of any damages suffered by Multimedia, and in lieu of any and all other damages, including without limitation, all consequential, incidental and punitive damages, arising out of or related to the breach and no additional damages shall be payable to Multimedia or any other person or entity arising out of or related to such breach and termination.

10.4  Expenses.

   Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses. All costs associated with transferring the Assets to Buyer pursuant to this Agreement, including without limitation any sales or use taxes or recording or transfer taxes or fees, shall be paid by Buyer. The cost of title insurance for the real, property purchased by Buyer hereunder shall be paid by Buyer. The Hart-Scott-Rodino filing fee shall be paid Buyer.

10.5  Environmental Reports.

   Buyer may, at its election and cost, conduct environmental studies of the real property owned or leased by Multimedia for use in or relating to the operation of the Business. Buyer shall provide Multimedia with a copy of any such studies promptly upon Buyer's receipt thereof. If the studies indicate that any representation or warranty made by Multimedia in Section 3.22 is untrue, Multimedia shall be required to take remedial actions only to the extent required under Section 3.22. Multimedia shall control the process of undertaking all such remedial actions after the Closing, provided that all such remedial actions shall be reasonably satisfactory to Buyer. Subject to the limitation in Section 3.22, Multimedia shall be solely responsible for all costs incurred in undertaking such remedial actions after the Closing.
Multimedia and Buyer agree that the results of any environmental studies carried out pursuant to this Section 10.5 shall not be disclosed to any third parties, unless such disclosure is required to be made by law.

10.6  Schedules.

   Multimedia agrees to deliver to Buyer, within twenty days immediately following the public announcement of the transactions described in this Agreement, updated schedules (including any schedules not previously delivered on the date of this Agreement) (the "Post-Signing Schedules") and in connection therewith to supply to Buyer such other information as Buyer may reasonably request in connection with its review of such Post-Signing Schedules. Notwithstanding the foregoing, Multimedia will not deliver an updated version of
Schedule 3.4. Buyer shall be permitted, for a period of thirty days immediately following its receipt of such Post-Signing Schedules to evaluate the Post-Signing Schedules and any additional or revised disclosures set forth therein (the "Additional Disclosures"). If and only to the extent that the exceptions to the representations and warranties of Multimedia contained in the Additional Disclosures would result in liabilities, losses or other damages to Buyer in excess of $27 million, then Buyer shall so notify Multimedia in writing (the "Objection Notice") within five days. In the event the Objection Notice is given, Buyer and Multimedia agree to negotiate in good faith to reach agreement as to a mutually satisfactory procedure for addressing the exceptions and other information contained in the Additional Disclosures (including, by way of example, agreeing to treat objectionable matters as Excluded Assets or indemnified liabilities). If Buyer and Multimedia are unable to reach such agreement within five days after delivery of the Objection Notice, then Buyer shall have the right to terminate this Agreement upon written notice to Multimedia, which notice of termination shall be given to Multimedia no later than two days following the expiration of such five-day period, provided that to the extent any liability, loss or damage is cured by Multimedia within thirty days after Buyer's receipt of the Post-Signing Schedules, such liability, loss or damage shall be deemed to have been excluded from the Post-Signing Schedules for all purposes of this Agreement.
Once Buyer and Multimedia reach agreement in writing on the Additional Disclosures contained in the Post-Signing Schedules, such Post-Signing Schedules will be deemed to have been part of this Agreement effective as of the date hereof.

10.7  Employees and Employee Benefits.

   (a) Buyer hereby agrees to offer to employ all of Multimedia's Employees on the Closing Date in comparable positions with the same or greater current cash compensation.
For purposes of this Agreement, Employees of Multimedia will include Active employees on Multimedia's payroll as well as Active employees working solely for the Systems but who are paid by an affiliate of Multimedia and who are listed on
Schedule 10.7(a). For purposes of this Section 10.7, "Active" employees shall mean those employees actively at work as of the Closing and those employees absent from work as of the Closing due to vacation, sick leave, short-term disability or military, family or medical leave or other short-term leave of absence who are expected to return to work and who are able to, and do in fact offer to, return to work in a comparable position with Buyer within twelve weeks following the Closing, or twenty-six weeks after Closing with respect to employees absent due to short-term disability. Multimedia shall be responsible for payment of all compensation (including accrued vacation and commissions) payable to all Employees of Multimedia up through the Closing Date. Multimedia shall pay or be responsible to pay all non-qualified, out-of-pocket pension liabilities and all other liabilities arising under the Employee
Plans and Compensation Arrangements to current or former
Employees of Multimedia related to the period prior to the Closing Date. Multimedia will retain all of the Employee Plans and Compensation Arrangements in which employees participated prior to or on the Closing Date, and Buyer will not assume obligations under such plans. Multimedia shall be fully and solely responsible for any costs, expenses, obligations and liabilities arising out of the pension or retirement obligations attributable to current or former Employees of Multimedia related to the period prior to the Closing Date. Buyer agrees to indemnify, defend and hold Multimedia harmless from and against all direct and indirect costs, expenses or liabilities arising from or relating to claims made by Multimedia's Active employees with respect to termination of employment which claims arise solely by reason of the transactions contemplated by this Agreement including, but not limited to, any claims for improper termination or severance payments (but excluding any costs, expenses or liabilities that have accrued under any employment agreement between Multimedia and any such employee or under any Employee Plan or Compensation
Agreement). Buyer shall be responsible for any obligations under federal, state and local plant closing statutes, including the WARN Act, provided that Buyer will not be responsible for obligations arising as a result of termination of Employees prior to the Closing Date.

   (b) For any of Multimedia's Employees Buyer does not hire or whose subsequent employment by Buyer terminates within six months after the Closing, unless such termination is for cause, Buyer will pay severance to such employees in accordance with a severance formula of two weeks of salary for every full year (or portion thereof) of employment with Multimedia or any of its affiliated companies (including past service with any prior owner or operator) and Buyer (with a minimum or two weeks and a maximum of twenty-six weeks); provided, however, that any employees who are covered by the Change in Control Plan and identified in Schedule 10.7(b) shall receive severance pay pursuant to either this Section 10.7(b) or the Change in Control Plan, whichever is greater.

   (c) Notwithstanding anything to the contrary herein, Buyer shall (i) credit each Employee of Multimedia that becomes employed by Buyer as of the Closing the greater of the amount of vacation accrued by or credited to him or her as an Employee of Multimedia through and including the Closing
Date or the amount of accrued vacation permitted to be accrued by employees of Buyer in accordance with Buyer's standard practices; (ii) permit each employee and such employee's dependents to participate in Buyer's employee benefit plans to the same extent as similarly situated employees of Buyer and such employee's dependents; (iii) give each employee credit for his or her past service with Multimedia and any of its affiliated companies (including past service with any prior owner or operator) to the extent such service was credited under Multimedia's Employee Benefit Plans for purposes of eligibility and vesting under Buyer's employee benefit and other plans; but not including benefit accrual purposes and eligibility for retiree medical benefits; (iv) not subject any employee to any waiting periods or limitations on benefits for pre-existing conditions under Buyer's group health and disability plans except to the extent such waiting periods or limitations applied under the terms of any Multimedia Employee Plan or Compensation
Arrangement; and (v) give credit under Buyer's group health plans for any deductible previously met by such employee under Multimedia's group health plan. Buyer's group health and disability insurance plans shall offer coverage which is equal to or broader than the coverage available on the date of this Agreement under comparable plans of Multimedia.

   (d) Multimedia shall retain full responsibility and liability for offering and providing "continuation coverage" to any "covered employee" or "qualified beneficiary" who is (or was) covered by a "group health plan" sponsored or contributed to by Multimedia and who has experienced a "qualifying event" or is receiving "continuation coverage" on or prior to the Closing Date; provided, however, that Buyer shall retain full responsibility and liability for offering and providing "continuation coverage" to any "covered employee" or "qualified beneficiary" (i) to whom Buyer does not offer employment in accordance with Section 10.7(a) or (ii) who, after the Closing, is covered by a "group health plan" sponsored or contributed to by Buyer and who experiences a "qualifying event" or is receiving "continuation coverage" subsequent to the Closing as a result of services performed at the Systems after the Closing. With respect to any Employee to be hired by Buyer or any of its affiliates, Buyer shall use its commercial best efforts to enroll such Employee and any "qualified beneficiary" of such Employee in its "group health plan" on the Closing
Date. "Continuation coverage," "covered employee," "qualified beneficiary," "qualifying event" and "group health plan" all shall have the meanings given such terms under Section 4980B of the Code and Section 601 et seq. of ERISA.

   (e) For three months after the Closing Date, Multimedia will assist Buyer in transferring employee payroll processing services from Gannett to Buyer.
10.8  Portal Space.

   Commencing on the Closing Date, Buyer shall (a) during the initial term of Multimedia's agreement with Road Runner, place usatoday.com on Buyer's front page of its high-speed Internet access provider in the following markets:
Wichita, Kansas, the suburban communities of Oklahoma City, Oklahoma, and, subject to obtaining approval of Road Runner
(which such approval Buyer agrees to use commercially reasonable efforts to obtain), Fairfax County, Virginia and Spotsylvania County, Virginia subject to the terms of a royalty-free customary license agreement with the affiliate of Multimedia that owns usatoday.com; (b) use commercial best efforts to place usatoday.com for a period of two years on a first page below the front page of its high speed Internet access provider in all other markets where Buyer or any of its affiliates owns or operates a cable television system; and (c) for a period of one year, negotiate in good faith to enter into joint ventures with Gannett for the provision of local content programming in markets where Buyer or any of its affiliates owns and operates other cable television systems and Gannett owns and operates newspapers or television stations.

10.9  Further Assurances, Consents and Post Closing Matters.

   (a) From time to time after the Closing Date, without further consideration, Multimedia will, at its expense,
(i) execute and deliver, or cause to be executed and delivered, such documents to Buyer as Buyer may reasonably request in order to effectively vest in Buyer good title to the Assets, and
(ii) use reasonable efforts to obtain any third party consents to the assignment to Buyer of the Contracts and Governmental
Permits which require the consent of any third party by reason of the transactions provided for in this Agreement and which were not obtained by Multimedia on or before the Closing Date.

   (b) From time to time after the Closing Date, Buyer will provide Multimedia with access, with reasonable prior notice and during normal business hours, to records related to the period prior to or on the Closing Date for use by Multimedia in connection with tax and/or legal proceedings related to Multimedia's operation of the Business prior to or on the Closing Date.

   (c) Multimedia agrees that, for a period of three months after the Closing Date, Buyer may use the name Multimedia Cablevision and Multimedia in connection with its operation of the Business, but thereafter it shall remove the name and any associated trademarks, logos, trade names and other similar marks from all of Buyer's property and shall not use such names thereafter.

10.10  Allocation of Purchase Price.

   Within 180 days after the Closing Date, Multimedia and
Buyer shall negotiate in good faith to reach agreement regarding the allocation of the Purchase Price and any assumed liabilities in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the
"Code"), and the regulations thereunder. If Multimedia and Buyer reach agreement with respect to such allocation, then each party agrees, (i) to jointly complete and separately file Forms 8594 with its federal income tax return for the tax year in which the Closing Date occurs, and (ii) that neither Multimedia nor Buyer will take a position on any income, transfer or gains tax return that is in any manner inconsistent with the terms of any such allocation without the written consent of the other. If Multimedia and Buyer are unable to reach agreement with respect to such allocation, then each party shall make its own determination of such allocation for financial and tax reporting purposes.

10.11  Waiver of Compliance.

   Any failure of either party to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the other party only by a written instrument signed by the party granting the waiver. Any such waiver or failure to insist upon strict compliance with a term of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

10.12  Notices.

   All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or by facsimile transmission or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Multimedia, to:

              Gannett Co., Inc.
              1100 Wilson Boulevard
              Arlington, Virginia  22234
              Attention:  Chief Financial Officer
              Fax No.:  703-558-3837

          with a copy to:
              Gannett Co., Inc.
              1100 Wilson Boulevard
              Arlington, Virginia  22234
              Attention:  General Counsel
              Fax No.:  703-558-3837

          If to Buyer, to:
              Cox Communications, Inc.
              1400 Lake Hearn Drive, N.E.
              Atlanta, Georgia  30319
              Attention:  Mr. John M. Dyer
              Fax No.:  404-843-5939

          with a copy to:
              Cox Communications, Inc.
              1400 Lake Hearn Drive, N.E.
              Atlanta, Georgia  30319
              Attention:  Legal Department
              Fax No.:  404-843-5845

          and
              Dow, Lohnes & Albertson, PLLC
              1200 New Hampshire Avenue, NW
              Suite 800
              Washington, DC  20036
              Attention:  Stuart A. Sheldon, Esq.
              Fax No.:  202-776-2222

10.13  Assignment.

   This Agreement and all of its terms shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement shall not be assigned by Buyer without Multimedia's prior written consent.

10.14  Governing Law.

   This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware.

10.15  Bulk Sales Law.

   As an inducement to Buyer to waive compliance with the provisions of any applicable bulk transfer laws, Multimedia covenants that all debts, obligations and liabilities relating to the Business which are not expressly assumed by Buyer under this Agreement will be promptly paid and discharged by Multimedia as and when they become due and payable. Multimedia further agrees to indemnify and hold Buyer harmless from all Loss and Expense suffered by Buyer by reason of or arising out of claims made by creditors with respect to non-compliance with any bulk transfer law.

10.16  Public Announcements.

   Through the Closing, no public announcement
(including an announcement to employees) or press release concerning the transactions provided for herein shall be made by any party without the prior written approval of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that any party hereto (and any of its affiliates), subject to prior written notice to the other party with an opportunity to review, may disclose the existence of this Agreement, or the terms hereof, as such party believes in good faith to be required by law.

10.17  No Third Party Rights.

   Nothing in this Agreement shall be deemed to create any right on the part of any person or entity not a party to this Agreement.

10.18  Waiver of Jury Trial.

   Multimedia and Buyer specifically waive any right to trial by jury in any court with respect to any contractual, tortious or statutory claim, counterclaim or crossclaim against the other arising out of or connected in any way to this Agreement because the parties hereto, both of whom are represented by counsel, believe that the complex commercial aspects of their dealings with one another make a jury determination neither desirable nor appropriate

10.19  Counterparts.

   This Agreement may be executed in identical counterparts and each counterpart hereof shall be deemed to be an original instrument, but all counterparts hereof taken together shall constitute a single document. Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be as effective as delivery of an original executed counterpart of this Agreement.

10.20  Closing with Fewer than 100% of Franchise Consents.

   (a)  If the conditions precedent set forth in Articles
VII and VIII (including Sections 7.4 and 8.6) have been satisfied yet fewer than 100% of the franchises that require consent to transfer have been obtained, then Multimedia and Buyer shall consummate the Closing, excluding from the Assets conveyed at Closing the franchises for which consents are required but have not been obtained (the "Retained Franchises").

   (b)  Concurrently with the Closing, Multimedia and
Buyer shall enter into a management agreement ("Management Agreement") with respect to each area served by a Retained Franchise, in form and substance reasonably satisfactory to Multimedia and Buyer, pursuant to which Buyer will manage such franchise area for Multimedia's benefit and Buyer will be entitled to receive and retain all revenues, and will be responsible for all costs and expenses, attributable to the operations of any portions of the Systems within such franchise area after Closing.

   (c) Following the Closing and for the duration of the remaining term of each Retained Franchise, the parties shall continue to use commercially reasonable efforts to obtain consents for Retained Franchises, subject to the provisions of
Section 5.6(b). Promptly after obtaining consent to transfer any Retained Franchise, Multimedia shall assign and transfer such Retained Franchise to Buyer free and clear of all liens and encumbrances and the Management Agreement entered into with respect to such Retained Franchise subsequently assigned to Buyer shall be cancelled.

   (d)  In the event Closing is consummated as
contemplated by this Section 10.20, the Purchase Price shall not be reduced for the value of the Retained Franchise and the number of EBS's for purposes of Section 8.4 shall include any EBS's in areas served under a Retained Franchise.
10.21 Board Approvals.

   Notwithstanding any other provisions of this Agreement, if by July 27, 1999, the Boards of Directors of
Multimedia, Gannett and Buyer have not approved this Agreement and the transactions contemplated hereby, then either party may terminate this Agreement upon two days' prior written notice.

10.22   Alternative Structure.

   On or prior to the twelfth (12th) business day after the date hereof, Buyer shall prepare and deliver to Multimedia, Inc. a draft stock purchase agreement (as contemplated herein) and on or prior to the twentieth (20th) business day after the date hereof, Buyer may elect to convert the form of this transaction to a purchase by Buyer of the stock of Multimedia. In the event of such election by Buyer, the parties agree that Buyer and Multimedia, Inc. will, on such twentieth (20th) business day, enter into a stock purchase agreement (the "Stock Purchase Agreement") that will:

   (i)  contain provisions dealing with the
        determination of the purchase price (including adjustments) which shall have the same economic effect as the corresponding provisions of this Agreement and the same terms and provisions regarding indemnification;

   (ii) contain representations, warranties, covenants and conditions (other than those referred to in (i) above) which shall be the same as the corresponding provisions of this Agreement except for such changes as shall be appropriate for a stock agreement (but which will have no adverse effect on Multimedia, Inc. absent a breach by Multimedia, Inc.); for example, but without limitation:

        (A)  a representation on capitalization,
             including indebtedness;

        (B)  covenants concerning issuance of stock,
             incurrence of indebtedness and
             distributions with respect to stock;

        (C)  appropriate provisions concerning the
             filing of income tax returns and the
             administration of any audits of such
             returns;

        (D) appropriate provisions regarding filings for necessary consents for the consummation of a stock purchase as opposed to an asset purchase; and

        (E)  appropriate provisions regarding the
             treatment of employees and employee
             benefits so that such matters are treated in substantially similar manner to their treatment in this Agreement.

   (iii)require Buyer and Multimedia, Inc. to make a timely election under Section 338(h)(10) of the Internal Revenue Code, as amended (and under any similar applicable state or local income tax laws) to treat for Federal and state tax purposes the sale of the stock of Multimedia as a sale of the assets of Multimedia and to report the sale consistently with such elections; and

   (iv) not contain any provision which would impose on Multimedia, Inc. an obligation to pay any sum to Buyer which Multimedia would not be obligated to pay under this Asset Purchase
        Agreement absent a breach by Multimedia, Inc.

   Effective upon execution of the Stock Purchase
Agreement, this Agreement shall automatically terminate, and the parties shall have no further liabilities or obligations under this Agreement. For purposes of this Section 10.22, Multimedia shall cause Multimedia, Inc. to perform this Section
10.22.

10.23   Non-Solicitation.

   Multimedia agrees that neither it nor any of its affiliates shall, between the date hereof and the date on which the transactions contemplated by this Agreement are presented to the Board of Directors of Gannett, disclose any of the terms or provisions of this Agreement, enter into any agreement with, solicit offers from, or otherwise negotiate or discuss with any person or entity, other than Buyer, with respect to any transactions that involve the direct or indirect sale of all or any part of the Assets or the Business, including via merger or stock sale.

10.24  Entire Agreement; Amendments.

   This Agreement, including the Exhibits and Schedules hereto and the documents delivered hereunder, embodies the entire agreement and understanding of the parties in respect of the subject matter hereof, and supersedes all prior agreements and understandings between the parties. Except as otherwise noted herein, this Agreement may not be amended except in a writing signed by both parties.
   The parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                 MULTIMEDIA CABLEVISION, INC.

                                     /s/Thomas L. Chapple
                                 By: ____________________________

                                        Secretary
                                 Title:__________________________

                                 COX COMMUNICATIONS, INC.

                                     /s/John M. Dyer
                                 By: ____________________________

                                        Vice President
                                 Title: __________________________

                                 MULTIMEDIA, INC.

                                      /s/Thomas L. Chapple
                                 By: _____________________________

                                        Secretary
                                 Title:____________________________

                                 For purposes of Section 10.22 only

                  GUARANTY

Multimedia, Inc. hereby unconditionally guarantees the full and timely performance of Multimedia's indemnification obligations set forth in Article IX of the foregoing Asset Purchase Agreement and Multimedia's obligations under Section 10.23.
The guarantee provided herein is an absolute and continuing guarantee and shall not be affected by any amendment of the foregoing Asset Purchase Agreement, or any renewal or extension of the time for performance by Multimedia of any of its obligations thereunder, or any indulgences or waivers with respect thereto.
                                 MULTIMEDIA, INC.

                                     /s/Thomas L. Chapple
                                 By: ____________________________

                                       Thomas L. Chapple
                                 Name: __________________________

                                       Secretary
                                 Title: _________________________

SCHEDULE 1.6

      Adjustments for Closing EBS's

   If the Closing occurs after December 31, 1999, the
Purchase Price shall be reduced by the dollar amount equal to the product of (x) $5,000 times (y) the amount by which the total number of the Systems' EBS's as of the Adjustment Time is less than 520,000, provided however, there shall be no adjustment in respect of EBS's less than 510,000. Notwithstanding the foregoing, to the extent that a Purchase Price adjustment is made pursuant to this Schedule 1.6 due to the loss of any EBS's following the occurrence of a force majeure event between the date of this Agreement and the Closing Date, Buyer will refund to Multimedia nine months after the Closing Date the portion of such adjustment attributable to EBS's of the Systems that re-sign for cable service with any of the Systems during such nine-month period.


SCHEDULE 3.3(a)

System Information:  EBS's and Operational Matters

SCHEDULE 3.3(b)

System Rates for Classes of Service

SCHEDULE 3.3(c)

Franchise Fees and Notifications of Adjustments to Franchise Fees

SCHEDULE 3.4

GAAP Exceptions

SCHEDULE 3.9
Governmental Permits

SCHEDULE 3.10
Shared Fiber Facilities

SCHEDULE 3.12
Certain Material Contracts; Non-Compliance with Contracts

SCHEDULE 3.13(a)
Owned Real Property

SCHEDULE 3.13(b)
Leased Real Property

SCHEDULE 3.13(d)
Rights to Purchase Assets

SCHEDULE 3.14
Intellectual Property

SCHEDULE 3.15
Litigation and Compliance with Laws

SCHEDULE 3.16
Employees; Salaries; Union Representation

SCHEDULE 3.17
Tax Matters

SCHEDULE 3.19
Changes

SCHEDULE 3.22
Environmental Matters

SCHEDULE 3.24
Competitive Activity

SCHEDULE 3.25
Employee Benefit Plans

SCHEDULE 3.26
Transactions with Affiliates

SCHEDULE 3.27
Bonds; Letters of Credit

SCHEDULE 5.1
Capital Expenditures

SCHEDULE 7.5
Contract Consents

SCHEDULE 10.7(a)
Employees

SCHEDULE 10.7(b)
Change in Control Plan Participants